EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169892 and 333-158576 of Nevada Gold & Casinos, Inc. on Form S-8 of our reports dated July 28, 2013, relating to the accompanying consolidated financial statements, appearing in the Annual Report on Form 10-K of Nevada Gold & Casinos, Inc. for the fiscal year ended April 30, 2013.

/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
July 29, 2014